EXHIBIT 99.1

Old Line Bancshares, Inc. Reports 123.16% and 71.48% Increase in Net Income Available to Common Stockholders for the Quarter and Six Months Ended June 30, 2011

2011 2nd QUARTER AND YEAR TO DATE HIGHLIGHTS

  Old Line Bancshares, Inc. successfully completed the acquisition and integration of Maryland Bankcorp, Inc., the former holding company of Maryland Bank & Trust Company, N.A. ("MB&T").
  Net income available to common stockholders increased $652,848 or 123.16% during the second quarter.
  Net income available to common stockholders increased $710,996 or 71.48% during the six months ended June 30, 2011.
  Non-performing assets as a percentage of total assets were 1.38% at June 30, 2011.
  Non-performing loans as a percentage of total gross loans were 1.30% at June 30, 2011.

BOWIE, Md., Aug. 10, 2011 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $710,996 or 71.48% for the six months ended June 30, 2011 to $1.7 million from $994,631 for the six month period ended June 30, 2010. Earnings per basic and diluted common share were $0.30 for the six months ended June 30, 2011 and $0.26 for the same period in 2010.

For the three month period ended June 30, 2011, net income available to common stockholders was $1.2 million or $0.17 per basic and diluted common share. This was $652,848 or 123.16% higher than the same period in 2010.

The acquisition of Maryland Bankcorp, Inc., on April 1, 2011, was the primary contributor to the increase in net income available to common stockholders as well as the increases in net interest income, non-interest revenue, and non-interest expense during the six and three month periods ended June 30, 2011.

Mr. Cornelsen said "I am extremely pleased to report an increase in net income, a growth in loans and an improvement in the net interest margin and that we were able to accomplish this while seamlessly converting all of the former MB&T customers to Old Line Bank with overall deposit retention in excess of 97%. During the quarter, we also continued to successfully manage the company to produce continued profitability, organic loan and deposit growth and maintain stellar credit quality metrics in a difficult operating environment." Mr. Cornelsen also said that "it's important to note that profitability for the quarter and the six month period were negatively impacted by the integration and merger expenses of $377,214 for the three month period, $467,724 for the six month period and a non-recurring impairment on equity securities of $122,500 during the three and six month periods. Although we have a few additional merger and integration expenses that we will recognize in the 3rd quarter of 2011, we expect that these expenses will be significantly less than those incurred in the 2nd quarter of 2011. We have also identified additional areas within the former MB&T non-interest expense structure that we expect will provide expense reductions during the remainder of 2011 and beyond."

Mr. Cornelsen continued, "As expected, the net interest margin increased 91 basis points in the second quarter of 2011 compared to last year's second quarter and 65 basis points from the first quarter of 2011. This was primarily attributable to the acquisition of MB&T which contributed approximately $93.0 million in non-interest bearing deposits. These deposits are a primary source of funding for our investment and loan portfolios and should continue to enhance our net interest margin."

Relative to our peers, our asset quality continues to remain strong even with the addition of the MB&T loan portfolio. We did not experience any increase in non-performing assets that we held prior to the acquisition (legacy loans). In accordance with accounting for business combinations, we have recorded the acquired assets and liabilities at their estimated fair value on April 1, 2011, the acquisition date. At April 1, 2011, the determination of the fair value of the loans acquired (acquired loans) caused an approximately $24.3 million write down in the value of certain loans and other real estate owned, that we assigned to an accretable or non-accretable balance. We will recognize the $2.0 million accretable balance as interest income over the remaining term of the loans. We will recognize the $22.3 million non-accretable balance as the borrowers repay the loans or we sell the other real estate owned. These decreases to the loan portfolio were offset by an approximately $3.1 million fair value adjustment based on current interest rates of similar loans that we will recognize over the remaining life of the loans. The accretion of these adjustments favorably impacted our net interest income by approximately $393,000 during the three and six month periods. We currently have proactive efforts underway to collect payments on many of these loans or to develop satisfactory resolutions.

As part of the fair value process, we were also required by current accounting principles to eliminate the allowance for loan and lease losses associated with the acquired loans which caused the allowance for loan losses to decline to 0.45% of total gross loans from 0.82% at December 31, 2010. We decreased our provision for loan losses $120,000 and $40,000 for the three and six month periods ended June 30, 2011, respectively, because our legacy loan portfolio's asset quality remained stable, we experienced minimal growth in the legacy portfolio and we believe that recoveries of $72,407 along with the $50,000 provision were sufficient to support any inherent risk in the loan portfolio. Our legacy non-performing assets remain statistically low at 0.41% and all borrowers with loans past due between 30-89 days at quarter end submitted payments subsequent to quarter end. Based on our history, internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to decreased merger and integration expenses in the 3rd quarter of 2011, further expense reductions related to MB&T's non-interest expense structure, continued enhancement of our net interest margin and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, further increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Cash and due from banks	$ 48,628,138	$ 14,325,266
Interest bearing accounts	102,921	109,170
Federal funds sold	264,506	180,536
Total cash and cash equivalents	48,995,565	14,614,972
Time deposits in other banks	--	297,000
Investment securities available for sale	144,694,675	33,049,795
Investment securities held to maturity	--	21,736,469
Loans, less allowance for loan losses	500,370,124	299,606,430
Equity securities at cost	3,402,531	2,562,750
Premises and equipment	22,163,745	16,867,561
Accrued interest receivable	2,278,496	1,252,970
Prepaid income taxes	1,042,054	189,523
Deferred income taxes	6,963,981	265,551
Bank owned life insurance	16,377,113	8,703,175
Prepaid pension	1,315,642	--
Other real estate owned	3,947,340	1,153,039
Goodwill	116,723	--
Core deposit intangible	4,808,242	--
Other assets	2,935,860	1,610,715
Total assets	$ 759,412,091	$ 401,909,950

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$ 160,538,320	$ 67,494,744
Interest bearing	486,450,237	273,032,442
Total deposits	646,988,557	340,527,186
Short term borrowings	26,153,000	5,669,332
Long term borrowings	16,328,337	16,371,947
Accrued interest payable	391,294	434,656
Accrued pension	4,527,294	673,048
Other liabilities	1,193,613	575,031
Total liabilities	695,582,095	364,251,200

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 6,809,594 in 2011 and 3,891,705 in 2010	68,096	38,917
Additional paid-in capital	53,411,845	29,206,617
Retained earnings	8,896,285	7,535,268
Accumulated other comprehensive income	937,973	272,956
Total Old Line Bancshares, Inc. stockholders' equity	63,314,199	37,053,758
Non-controlling interest	515,797	604,992
Total stockholders' equity	63,829,996	37,658,750
Total liabilities and stockholders' equity	$ 759,412,091	$ 401,909,950

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest revenue
Loans, including fees	$ 7,741,299	$ 4,045,643	$ 11,937,165	$ 7,998,999
U.S. Treasury securities	2,407	--	2,407	--
U.S. government agency securities	93,511	36,142	119,628	90,697
Mortgage backed securities	762,080	398,261	1,141,498	673,477
Municipal securities	223,107	20,727	242,811	40,360
Federal funds sold	2,334	1,543	4,165	2,186
Other	49,234	71,487	74,160	158,213
Total interest revenue	8,873,972	4,573,803	13,521,834	8,963,932
Interest expense
Deposits	1,191,712	999,436	2,067,688	1,974,365
Borrowed funds	211,086	281,189	395,709	554,733
Total interest expense	1,402,798	1,280,625	2,463,397	2,529,098
Net interest income	7,471,174	3,293,178	11,058,437	6,434,834
Provision for loan losses	50,000	170,000	200,000	240,000
Net interest income after provision for loan losses	7,421,174	3,123,178	10,858,437	6,194,834
Non-interest revenue
Service charges on deposit accounts	396,785	78,411	479,235	153,231
Gains (losses) on sales of investment securities	2,489	--	40,559	--
Permanent impairment on equity securities	(122,500)	--	(122,500)	--
Earnings on bank owned life insurance	122,350	83,985	201,388	170,108
Loss on disposal of assets	(14,155)	--	(14,155)	--
Other fees and commissions	132,362	108,657	257,684	240,603
Total non-interest revenue	517,331	271,053	842,211	563,942
Non-interest expense
Salaries	2,177,222	1,130,944	3,311,009	2,296,359
Employee benefits	796,512	317,803	1,163,436	667,938
Occupancy	686,897	319,051	1,052,920	652,457
Equipment	170,484	99,152	264,375	206,028
Data processing	233,332	105,074	363,082	199,500
FDIC insurance and State of Maryland assessments	167,312	115,553	318,816	230,668
Merger and integration	377,214	--	467,274	--
Core deposit premium	194,675	--	194,675	--
Other operating	1,361,794	522,337	1,957,029	1,051,746
Total non-interest expense	6,165,442	2,609,914	9,092,616	5,304,696

Income before income taxes	1,773,063	784,317	2,608,032	1,454,080
Income taxes	656,357	270,063	991,600	500,132
Net income	1,116,706	514,254	1,616,432	953,948
Less: Net income (loss) attributable to the noncontrolling interest	(66,239)	(15,843)	(89,195)	(40,683)
Net income available to common stockholders	$ 1,182,945	$ 530,097	$ 1,705,627	$ 994,631

Basic earnings per common share	$ 0.17	$ 0.14	$ 0.30	$ 0.26
Diluted earnings per common share	$ 0.17	$ 0.14	$ 0.30	$ 0.26
Dividend per common share	$ 0.03	$ 0.03	$ 0.06	$ 0.06
Non-Accrual and Past Due Loans
(Dollars in thousands)
June 30, 2011
	Legacy			Acquired			Total
	# of Borrowers	Account Balance	Interest Not Accrued	# of Borrowers	Account Balance	Interest Not Accrued	Account Balance
Real Estate
Commercial		$ --	$ --	14	$ 3,190	$ 1,013	$ 3,190
Construction	1	1,169	157	3	500	294	1,669
Residential		--	--	7	1,028	111	1,028
Commercial		--	--	4	636	33	636
Consumer		--	--		--	--	--
Total non-performing loans	1	1,169	157	28	5,354	1,451	6,523
Other real estate owned	3	1,975		7	1,974		3,949
Total non-performing assets	4	$ 3,144		35	$ 7,328		$ 10,472

Non-performing assets as a percentage of total assets		0.41%			0.96%		1.38%
Non-performing loans as a percentage of gross loans		0.23%			1.07%		1.30%

Accruing past due loans:
30-89 days past due	4	$ 5,242		31	$ 2,431		$ 7,673
90 or more days past due		--		1	42		42
Total accruing past due loans	4	$ 5,242		32	$ 2,473		$ 7,715
CONTACT: Christine M. Rush
         Chief Financial Officer
         (301) 430-2544